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                                                                    EXHIBIT 99.1

MEDAREX                                                          ...NEWS RELEASE
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1545 Route 22 East, P.O. Box 953 . Annandale, NJ  08801 . Tel. (908) 713-6001
                               .Fax (908) 713-6002

For Immediate Release    Contact:Donald L. Drakeman      Kimberly Hofman
---------------------            President and CEO       Middleberg + Associates
                                 Medarex, Inc.           212-888-6610 ext. 544
                                 908-713-6001            kim@middleberg.com


        MEDAREX RECEIVES $1.2 MILLION MILESTONE PAYMENT FROM MERCK KGaA

ANNANDALE, NJ; AUGUST 27, 1998 - Medarex, Inc. (NASDAQ: MEDX) announced today that it has received a $1.2 million milestone payment from Merck KGaA of Darmstadt, Germany, in exchange for 192,000 shares of Medarex Common Stock. The milestone payment was triggered by clinical development progress of MDX-447, an anti-cancer treatment developed jointly by Merck KGaA and Medarex.

The anti-cancer product MDX-447 is entering Phase II clinical trials for the treatment of head and neck cancer. The multi-center study will assess the effects of MDX-447 on tumor growth in patients with squamous cell carcinoma of the head and neck who have relapsed after standard therapy. The multiple dose trial will also further evaluate the safety and tolerability of MDX-447.

MDX-447 is a Bispecific antibody that targets the epidermal growth factor receptor (EGF-R) which is overexpressed in many solid tumors. MDX-447 combines a cancer targeting component provided by Merck KGaA with an immune system triggering component developed by Medarex.

"We are excited by the continuing progress of our collaboration with Merck KGaA and the opportunity to move into the first Phase II trial of MDX-447," said Donald L. Drakeman, President and CEO of Medarex.

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. The Company has developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse system for the creation of high-affinity human antibodies; Bispecific antibodies, which enhance and direct the body's own immune system to fight
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disease; and immunotoxin technology. Medarex has six products in clinical development for the treatment of cancers and leukemia, autoimmune diseases and ophthalmic conditions.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments, the continuation of business partnerships, and the progress of ongoing clinical trials. Actual results, events or performance may differ materially.

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